EXHIBIT 99.1

Oxford Reports First Quarter EPS Above Guidance

--First Quarter GAAP EPS of $1.23, Adjusted EPS of $1.28, Above Guidance Range--
--Raises Full-Year Guidance--

ATLANTA, June 12, 2018 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2018 first quarter ended May 5, 2018.  Consolidated net sales increased slightly to $272.6 million compared to $272.4 million in the first quarter of fiscal 2017. Earnings on a GAAP basis were $1.23 per share in the first quarter of fiscal 2018 compared to $1.03 in the same period of the prior year.  On an adjusted basis, earnings were $1.28 per share in the first quarter of fiscal 2018 compared to $1.12 in the first quarter of fiscal 2017.

Thomas C. Chubb III, Chairman and CEO, commented, “We successfully executed our plans during the first quarter and delivered sales at the high-end of our guidance range and earnings per share that exceeded our expectations. Importantly, our work included continuing to enhance the way our customers are able to experience our powerful portfolio of brands starting with our company operated stores and websites. We were pleased with the performance of our direct to consumer business, which included positive comparable sales growth led by strong gains in ecommerce. At the same time, as planned, we selectively reduced our wholesale door count to ensure a consistent customer experience across all of our distribution channels. This is an important step towards maintaining the strength and integrity of our leading brands.”

Mr. Chubb continued, “This year we are also continuing to build out more robust omnichannel capabilities and have achieved several major milestones across the organization. Among these is the all-new Lilly Pulitzer website, which provides the best digital presentation of the brand that we have ever delivered through both mobile and desktop devices.  For Tommy Bahama, our multi-year omnichannel IT infrastructure project is progressing well and our customers should see additional benefits from our investments in the form of an enhanced brand experience later in fiscal 2018.  On top of these initiatives, we are focusing on acquiring new customers as we believe our brands will resonate with a larger consumer audience. To this end, during the first quarter Lilly Pulitzer collaborated with Pottery Barn on an exclusive collection of home décor and furniture while Tommy Bahama ran targeted advertising campaigns in key markets such as San Diego, Scottsdale and Naples. We will continue to find other creative ways to fuel awareness and demand for our brands going forward.”

Mr. Chubb concluded, “We have a terrific portfolio of brands and an incredible team of people that bring these brands to life.  By staying focused on providing a great brand experience to our customers, I am confident we are well-positioned to deliver consistent earnings growth and increased shareholder value over the long-term.”

Consolidated Operating Results

First quarter fiscal 2018 net sales were $272.6 million, a slight increase over the prior year.  Increased sales in the Company’s direct to consumer business, including modestly positive comparable store sales, were offset by a planned decrease in wholesale sales.

Gross profit in the first quarter increased to $164.1 million compared to $159.4 million in the same period of the prior year. Gross margin in the first quarter of fiscal 2018 grew to 60.2% compared to 58.5% in the first quarter of fiscal 2017.  Adjusted gross margin in the first quarter of fiscal 2018 expanded 120 basis points to 60.4% from 59.2% in the same period of the prior year.  Gross margin improved as the Company’s higher margin direct to consumer businesses comprised a greater proportion of sales.

In the first quarter of fiscal 2018, SG&A as a percentage of net sales was 51.2% or $139.7 million compared to 48.9% or $133.2 million in the prior year’s first quarter.  The increase in SG&A was primarily due to increased investment in marketing and incremental costs associated with operating additional retail stores.

For the first quarter of fiscal 2018, royalties and other operating income were $3.9 million compared to $3.7 million in the first quarter of fiscal 2017.

Operating income in the first quarter of fiscal 2018 was $28.4 million compared to $30.0 million in the same period of the prior year. On an adjusted basis, operating income was $29.4 million compared to $32.1 million in the first quarter of fiscal 2017.

Interest expense for the first quarter of fiscal 2018 was $0.8 million compared to $0.9 million in the first quarter of fiscal 2017.

The effective tax rate in the first quarter of fiscal 2018 was 25.5% compared to 40.8% in the same period of the prior year, primarily reflecting the impact of U.S. tax reform.

Balance Sheet and Liquidity

Inventory was $132.3 million at May 5, 2018 compared to $127.1 million at the end of the first quarter of fiscal 2017.  Lilly Pulitzer’s inventories increased to support planned sales increases in the second quarter of fiscal 2018 and the operation of 18 additional retail stores compared to last year.

As of May 5, 2018, the Company had $72 million of borrowings outstanding under its $325 million revolving credit agreement compared to $93 million at the end of the first quarter of fiscal 2017, with the decrease attributable to strong cash flow from operations in the last twelve months.  The Company ended the quarter with $211 million of unused availability under its credit agreement.

Outlook for Second Quarter and Fiscal Year 2018

The Company initiated its guidance for the second quarter of fiscal 2018, ending on August 4, 2018.  The Company expects net sales to grow to between $300 million and $310 million compared to net sales of $284.7 million in the second quarter of fiscal 2017. Earnings per share on a GAAP basis are expected to be in a range of $1.72 to $1.82 in the second quarter.  On an adjusted basis, earnings per share for the second quarter of fiscal 2018 are expected to be in a range of $1.75 to $1.85. This compares with second quarter fiscal 2017 GAAP earnings per share of $1.36 and adjusted earnings per share of $1.44.

The Company’s third quarter is expected to remain its smallest sales and earnings quarter due to the seasonality of its Tommy Bahama and Lilly Pulitzer direct to consumer operations.  Therefore, the Company expects its third quarter earnings to be comparable to last year and expects to see meaningful direct to consumer growth in the fourth quarter.

The Company has raised its outlook for the full year fiscal 2018.  The Company now expects GAAP earnings to grow to between $4.32 and $4.52.  On an adjusted basis, earnings per share for fiscal 2018 are expected to be in a range of $4.45 to $4.65. This compares to earnings on a GAAP basis of $3.87 per share and, on an adjusted basis, $3.66 per share in fiscal 2017. The Company expects net sales to grow to between $1.125 billion and $1.145 billion as compared to Fiscal 2017 net sales of $1.086 billion.

The Company’s interest expense is expected to be slightly less than $3 million and its effective tax rate for fiscal 2018 is expected to be approximately 26%.

Capital expenditures in fiscal 2018, including $13 million in the first quarter of fiscal 2018, are expected to approach $60 million, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel existing retail stores and restaurants.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through June 26, 2018 by dialing (412) 317-6671 access code 6756970.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Fiscal 2017, which ended February 3, 2018, was a 53-week year with the extra week included in the fourth quarter.  Fiscal 2018, which ends February 2, 2019 is a 52-week year.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because fiscal 2017 had 53 weeks, each fiscal week in fiscal 2018 starts and ends one calendar week later than in fiscal 2017. To provide a more accurate assessment of the Company’s fiscal 2018 comparable store productivity, the Company presents fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the fiscal 2018 period to the comparable calendar period in the preceding year. Thus, comparable store sales for the first quarter of fiscal 2018 compare sales in the 13-week period ended May 5, 2018 to the 13-week period ended May 6, 2017.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; changes in international, federal or state tax, trade and other laws and regulations; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities, including our ability to timely recognize our expected synergies from any acquisitions we pursue; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate, including the impact of the recently enacted U.S. Tax Reform. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 3, 2018 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	May 5, 2018	April 29, 2017
ASSETS
Current Assets
Cash and cash equivalents	$4,662	$6,554
Receivables, net	81,274	79,042
Inventories, net	132,342	127,061
Prepaid expenses and other current assets	31,994	24,325
Total Current Assets	$250,272	$236,982
Property and equipment, net	196,734	192,734
Intangible assets, net	178,111	174,603
Goodwill	66,577	60,002
Other non-current assets, net	25,037	24,258
Total Assets	$716,731	$688,579

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$51,615	$63,982
Accrued compensation	19,153	16,593
Other accrued expenses and liabilities	40,421	35,591
Liabilities related to discontinued operations	—	3,143
Total Current Liabilities	$111,189	$119,309
Long-term debt	72,244	93,289
Other non-current liabilities	73,588	69,370
Deferred taxes	16,045	16,183
Liabilities related to discontinued operations	—	2,022
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,937	16,821
Additional paid-in capital	136,297	131,011
Retained earnings	295,086	246,136
Accumulated other comprehensive loss	(4,655)	(5,562)
Total Shareholders’ Equity	$443,665	$388,406
Total Liabilities and Shareholders’ Equity	$716,731	$688,579

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	First Quarter Fiscal 2018	First Quarter Fiscal 2017
Net sales	$272,628	$272,363
Cost of goods sold	108,482	112,953
Gross profit	$164,146	$159,410
SG&A	139,720	133,191
Royalties and other operating income	3,947	3,740
Operating income	$28,373	$29,959
Interest expense, net	781	930
Earnings before income taxes	$27,592	$29,029
Income taxes	7,025	11,832
Net earnings	$20,567	$17,197

Net earnings per share:
Basic	$1.24	$1.04
Diluted	$1.23	$1.03

Weighted average shares outstanding:
Basic	16,639	16,549
Diluted	16,769	16,695

Dividends declared per share	$0.34	$0.27

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Quarter Fiscal 2018	First Quarter Fiscal 2017
Cash Flows From Operating Activities:
Net earnings	$20,567	$17,197
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	9,435	9,651
Amortization of intangible assets	691	539
Equity compensation expense	1,718	1,739
Amortization of deferred financing costs	106	105
Deferred income taxes	660	2,605
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(13,795)	(20,474)
Inventories, net	(5,763)	15,000
Prepaid expenses	3,402	508
Current liabilities	(23,429)	(12,171)
Other non-current assets, net	(395)	7
Other non-current liabilities	(341)	(1,095)
Cash (used in) provided by operating activities	$(7,144)	$13,611
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(302)	(225)
Purchases of property and equipment	(12,838)	(8,545)
Cash used in investing activities	$(13,140)	$(8,770)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(64,265)	(67,373)
Proceeds from revolving credit arrangements	90,700	69,153
Proceeds from issuance of common stock	384	386
Repurchase of equity awards for employee tax withholding liabilities	(2,372)	(2,206)
Cash dividends declared and paid	(5,758)	(4,552)
Cash provided by (used in) financing activities	$18,689	$(4,592)
Net change in cash and cash equivalents	$(1,595)	$249
Effect of foreign currency translation on cash and cash equivalents	(86)	(27)
Cash and cash equivalents at the beginning of year	6,343	6,332
Cash and cash equivalents at the end of the period	$4,662	$6,554
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$635	$876
Cash paid for income taxes	$334	$833

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	First Quarter Fiscal 2018	First Quarter Fiscal 2017	% Change
Tommy Bahama
Net sales	$167.1	$172.5	(3.1)%
Gross profit	$104.3	$105.2	(0.8)%
Gross margin	62.4%	61.0%
Operating income	$14.3	$16.0	(10.8)%
Operating margin	8.6%	9.3%
Lilly Pulitzer
Net sales	$68.6	$63.3	8.3%
Gross profit	$45.5	$42.1	8.0%
Gross margin	66.3%	66.5%
Operating income	$15.8	$17.7	(10.5)%
Operating margin	23.1%	27.9%
Lanier Apparel
Net sales	$19.9	$23.4	(14.8)%
Gross profit	$6.0	$7.0	(14.9)%
Gross margin	30.0%	30.0%
Operating income	$0.4	$0.9	(57.8)%
Operating margin	1.8%	3.7%
Southern Tide
Net sales	$13.5	$12.6	6.6%
Gross profit	$6.7	$6.5	3.7%
Gross margin	50.0%	51.4%
Operating income	$2.5	2.1	18.2%
Operating margin	18.5%	16.6%
Corporate and Other
Net sales	$3.5	$0.5	NM
Gross profit	$1.6	$(1.4)	NM
Operating loss	$(4.6)	$(6.7)	31.6%
Consolidated
Net sales	$272.6	$272.4	0.1%
Gross profit	$164.1	$159.4	3.0%
Gross margin	60.2%	58.5%
SG&A	$139.7	$133.2	4.9%
SG&A as % of net sales	51.2%	48.9%
Operating income	$28.4	$30.0	(5.3)%
Operating margin	10.4%	11.0%
Earnings before income taxes	$27.6	$29.0	(5.0)%
Net earnings	$20.6	$17.2	19.6%
Net earnings per diluted share	$1.23	$1.03	19.4%
Weighted average shares outstanding - diluted	16.8	16.7	0.4%

ADJUSTMENTS	First Quarter Fiscal 2018	First Quarter Fiscal 2017	% Change
LIFO adjustments included in Corporate and Other(1)	$0.3	$1.7
Inventory step-up charges for TBBC included in Corporate and Other(2)	$0.2	$0.0
Amortization of Tommy Bahama Canadian intangible assets(3)	$0.4	$0.4
Amortization of Lilly Pulitzer Signature Store intangible assets(4)	$0.1	$0.0
Amortization of Southern Tide intangible assets(5)	$0.1	$0.1
Impact of income taxes(6)	$(0.2)	$(0.7)
Adjustment to net earnings(7)	$0.8	$1.5

AS ADJUSTED
Tommy Bahama
Net sales	$167.1	$172.5	(3.1)%
Gross profit	$104.3	$105.2	(0.8)%
Gross margin	62.4%	61.0%
Operating income	$14.7	$16.4	(10.5)%
Operating margin	8.8%	9.5%
Lilly Pulitzer
Net sales	$68.6	$63.3	8.3%
Gross profit	$45.5	$42.1	8.0%
Gross margin	66.3%	66.5%
Operating income	$15.9	$17.7	(10.0)%
Operating margin	23.2%	27.9%
Lanier Apparel
Net sales	$19.9	$23.4	(14.8)%
Gross profit	$6.0	$7.0	(14.9)%
Gross margin	30.0%	30.0%
Operating income	$0.4	$0.9	(57.8)%
Operating margin	1.8%	3.7%
Southern Tide
Net sales	$13.5	$12.6	6.6%
Gross profit	$6.7	$6.5	3.7%
Gross margin	50.0%	51.4%
Operating income	$2.6	2.2	17.6%
Operating margin	19.0%	17.2%
Corporate and Other
Net sales	$3.5	$0.5	NM
Gross profit	$2.1	$0.3	NM
Operating loss	$(4.2)	$(5.0)	17.1%
Consolidated
Net sales	$272.6	$272.4	0.1%
Gross profit	$164.6	$161.1	2.2%
Gross margin	60.4%	59.2%
SG&A	$139.2	$132.7	4.8%
SG&A as % of net sales	51.0%	48.7%
Operating income	$29.4	$32.1	(8.5)%
Operating margin	10.8%	11.8%
Earnings before income taxes	$28.6	$31.2	(8.3)%
Net earnings	$21.4	$18.7	14.7%
Net earnings per diluted share	$1.28	$1.12	14.3%

	First Quarter Fiscal 2018	First Quarter Fiscal 2018	First Quarter Fiscal 2017
	Actual	Guidance(8)	Actual
Net earnings per diluted share:
GAAP basis	$1.23	$1.11 - $1.21	$1.03
LIFO adjustments(9)	0.01	0.00	0.06
Inventory step-up charges(10)	0.01	0.01	0.00
Amortization of recently acquired intangible assets(11)	0.03	0.03	0.02
As adjusted(7)	$1.28	$1.15 - $1.25	$1.12

	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
	Guidance(12)	Actual	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.72 - $1.82	$1.36	$4.32 - 4.52	$3.87
LIFO adjustments(9)	0.00	0.06	0.01	0.29
Inventory step-up charges(13)	0.00	0.00	0.01	0.04
Amortization of recently acquired intangible assets(11)	0.03	0.02	0.11	0.11
Transaction expenses and integration costs for recent acquisitions(14)	0.00	0.00	0.00	0.04
Impact of U.S. Tax Reform(15)	0.00	0.00	0.00	(0.69)
As adjusted(7)	$1.75 - $1.85	$1.44	$4.45 - $4.65	$3.66

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charge for TBBC included in Corporate and Other represents the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to The Beaufort Bonnet Company business, which we refer to as TBBC. These charges are included in cost of goods sold in Corporate and Other.
(3) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(4) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores in Fiscal 2017. These charges are included in SG&A in Lilly Pulitzer.
(5) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition in Fiscal 2016. These charges are included in SG&A in Southern Tide.
(6) Impact of income taxes for above adjustments represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(7) Amounts in columns may not add due to rounding.
(8) Guidance as issued on March 28, 2018.
(9) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(10) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to the acquisition of TBBC.
(11) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(12) Guidance as issued on June 12, 2018.
(13) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to Lilly Pulitzer's acquisition of certain Signature Stores and the acquisition of TBBC, as applicable.
(14) Transaction expenses and integration costs for recent acquisitions represents the impact, net of income taxes, on net earnings per diluted share relating to transaction expenses and integration costs incurred principally with the Fiscal 2017 Lilly Pulitzer Signature Store acquisitions which includes costs associated with consulting and transition fees and other amounts paid to third parties.
(15) Impact of U.S. Tax Reform represents the estimated tax impact in Fiscal 2017 of the Tax Cuts and Jobs Act as enacted on December 22, 2017 ("U.S. Tax Reform"). The amount included primarily represents our provisional estimate for the impact of the revaluation of deferred tax assets and deferred tax liabilities as a result of the federal tax rate decreasing from 35% to 21%. The calculations related to the impact of U.S. Tax Reform are provisional amounts and are expected to be finalized in Fiscal 2018.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 had 53 weeks, each fiscal week in Fiscal 2018 starts and ends one calendar week later than in Fiscal 2017. To provide a more accurate assessment of the Company’s Fiscal 2018 comparable store productivity, the Company presents Fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year. Thus comparable store sales for the First Quarter of Fiscal 2018 compare sales in the 13-week period ended May 5, 2018 to the 13-week period ended May 6, 2017. Additionally, comparable store sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively. Prior period comparable store sales changes are as previously disclosed.

	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2018	(1)%	—%	—%	—%	—%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2018	7%	—%	—%	—%	—%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2018
Full-price	110	111	—	—	—
Retail-restaurant	18	18	—	—	—
Outlet	38	38	—	—	—
Total	166	167	—	—	—
Fiscal 2017
Full-price	111	112	111	111	110
Retail-restaurant	17	17	17	18	18
Outlet	40	40	39	38	38
Total	168	169	167	167	166

Lilly Pulitzer
Fiscal 2018
Full-price	57	59	—	—	—
Fiscal 2017
Full-price	40	41	50	57	57